EXHIBIT 10.31
FORM OF AMENDMENT TO EMPLOYMENT AGREEMENTS
FOR SECTION 409A COMPLIANCE
Amendments to All Existing Employment Agreements
1. Revise the subsection in the definition of “Change in Control” which reads “Individuals who as of the date of this Agreement constitute the Board (“the Incumbent Board”) cease to constitute a majority of the Board” by adding the words:
during any twelve (12) month period.
2. Add a period of time to permit the Company to remedy the Executive’s grounds to terminate employment for Good Reason, by adding the following into the paragraph requiring notice from the Executive:
The Company shall within 60 days of receiving such notice have the right to cure or remedy events or any actions or event constituting Good Reason within the meaning of this Section.
3. Eliminate the Company’s ability to decide that the Severance Payment could be made in a lump sum by revising the subsection governing such payments to read as follows:
Except as provided in Section ___[the new section below], payment of the Severance Payment pursuant to Section ___[the section setting forth the amount of severance], less customary withholdings, shall be made in equal monthly installments commencing on the thirtieth day following the Executive’s termination or resignation and shall be made over the non-competition period specified in Section ___[the non-competition section].
4. Add a new subsection to the Article on Severance which reads as follows:
The total severance benefit payable to the Executive during the first six months following the Executive’s termination of employment shall not exceed the lesser of two times the Executive’s annual compensation or the amount specified in Section 409A of the Code ($490,000 in 2009). Any amounts that cannot be paid because of this limitation shall be paid in a lump sum on the first day of the seventh month following the Executive’s termination of employment. The remaining amount shall be paid in installments for the duration of the non-compete period. Notwithstanding the above, should the Executive terminate employment for a Good Reason, that does not constitute an involuntary termination of employment under Section 409A of the Code, no payment shall be made until the first day of the seventh month following the Executive’s termination of employment. Any amounts that cannot be paid because of this limitation shall be paid in a lump sum on the first day of the seventh month following the Executive’s termination of employment.

Amendment to Alan Buterbaugh’s Employment Agreement only
5. In order to conform to the other executive employment agreements, add the following language as a new section in the Article on Severance:
Notwithstanding any other provision of this Agreement, the Company and Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Code (“Section 409A”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service — in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In this connection, the Company and Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service — in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.